EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2013, with respect to the consolidated combined financial statements and internal control over financial reporting included in the Annual Report of Atlas Energy, L.P. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Energy, L.P. on Forms S-8 (File No. 333-138589, effective November 9, 2006, File No. 333-173082, effective March 25, 2011 and File No. 333-180568, effective April 4, 2012).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
February 28, 2013